1
Second validated RNAi Drug Discovery Platform:
TransKingdom RNAi technology for oral delivery
Expanded oncology and inflammatory disease pipeline with clinical program:
FAP Phase 1 Clinical Trial expected in 2Q2010
Two Inflammatory Bowel Disease INDs projected by 2Q2011
One pre-IND program in IBD under option with Novartis
Expanded intellectual property estate
1
covering: novel chemistries; RNAi constructs;
delivery platforms for systemic, local and oral delivery; and gene targets.
21 issued or allowed patents;
38 pending U.S. patent applications;
129 pending foreign patent applications; and
8 PCT applications.
Industry leading research team with proven success in demonstrating safety and tolerability in non-human primates.
Industry leading development team with success in bringing a RNAi-based therapeutic into the clinic.
World-class scientific advisors at Board of Director and Scientific Advisory Board levels.
Increased Capabilities through Cequent Acquisition
1
Numbers represent IP portfolio of combined company
Exhibit 99.2

Additional Information about the Merger will be filed with the SEC

This presentation may be deemed to be solicitation material regarding the proposed merger of MDRNA and Cequent. In connection with the proposed merger, MDRNA intends to file relevant materials and documents with the Securities and Exchange Commission (SEC), including a proxy statement, which will be mailed to the stockholders of MDRNA. Investors and the public are urged to read these materials carefully and in their entirety when they become available because they will contain important information about the companies, the proposed merger and the expectations for the combined company. The proxy statement and other relevant materials (when they become available), and any and all documents filed with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and the public may obtain free copies of the documents filed with the SEC by MDRNA by directing a written request to MDRNA, Inc., 3830 Monte Villa Parkway, Bothell, Washington 98021, Attention: Investor Relations. The directors, executive officers and employees of MDRNA may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the special interests of these directors, executive officers and employees in the proposed transaction, if any, will be included in the proxy statement referred to above.